EXHIBIT 99.1

Contact:

Joe Hayek, Executive Vice President

PC Mall, Inc.

(310) 354-5600

or

Budd Zuckerman, President

Genesis Select Corporation

(303) 415-0200

PC MALL REPORTS FOURTH QUARTER 2010 RESULTS

Consolidated Fourth Quarter Highlights:

•                  Consolidated net sales for Q4 2010 were $425.4 million, up 26% y/y

•                  Consolidated gross profit for Q4 2010 was $49.5 million, up 22% y/y

•                  Consolidated operating profit for Q4 2010 was $6.8 million, up 891% y/y

•                  Adjusted EBITDA for Q4 2010 was $9.6 million, up 251% y/y

•                  Diluted earnings per share for Q4 2010 was $0.32 vs. diluted earnings per share of $0.01 in Q4 2009

Torrance, California — February 15, 2011 — PC Mall, Inc. (NASDAQ:MALL), a leading IT solutions provider, today reported financial results for the fourth quarter of 2010. Consolidated net sales for Q4 2010 were a record $425.4 million, an increase of 26%, from $337.0 million in Q4 2009. Consolidated gross profit for Q4 2010 increased 22% to $49.5 million from $40.5 million in Q4 2009. Consolidated gross profit margin was 11.6% in Q4 2010 compared to 12.0% in Q4 2009. Consolidated operating profit for Q4 2010 increased 891% to $6.8 million compared to consolidated operating profit of $0.7 million for Q4 2009. Operating margin for the fourth quarter was 1.6%, compared to operating margin of 0.2% in Q4 2009. Consolidated net income for Q4 2010 increased to $3.9 million compared to consolidated net income of $0.1 million for Q4 2009. Diluted EPS for Q4 2010 was $0.32 compared to diluted EPS of $0.01 for Q4 2009. Adjusted EBITDA (as defined below) for Q4 2010 increased 251% to $9.6 million from $2.7 million in Q4 2009.

In Q4 2009, non-GAAP financial information excludes the impact of an income tax adjustment of $0.1 million related to a dividend from an international subsidiary, which combined with this adjustment in prior periods, caused our effective tax rate to increase to approximately 46% in 2009. Information about PC Mall’s use of non-GAAP financial information is provided under “Non-GAAP Measures” below.

Commenting on the Company’s fourth quarter results, Frank Khulusi, Chairman, President and CEO of PC Mall, Inc. said, “I am very pleased with our results in the fourth quarter. We grew our revenues by more than 26% from the fourth quarter of 2009. As we grew, our SG&A expenses as a percentage of sales declined to 10.0%, despite our continuing investments in several growth initiatives. Our operating income was nearly ten times higher than it was a year ago, as our team worked hard to increase sales and drive efficiencies and operating leverage. We achieved our goal of attaining a non-GAAP operating profit margin of between 1.5% and 2.0% in the fourth quarter of 2010, and look forward to building on that success in 2011. Additionally, we entered into a new, larger credit facility in December 2010, which we believe significantly enhances our financial flexibility to support our overall strategic initiatives.”

Segment Results

SMB

Q4 2010 net sales for our SMB segment were $162.1 million, an increase of $53.2 million, or 49%, from $108.9 million in Q4 2009 due to increased productivity of our account executives, inclusive of significant growth in our new Chicago office, continuing economic recovery by small and medium sized businesses, and a $20 million increase in sales to promotional companies, $13 million of which we expect may not reoccur due to a vendor program change.

SMB gross profit increased by $5.0 million, or 40%, to $17.7 million in Q4 2010 compared to $12.7 million in Q4 2009 resulting primarily from the increased SMB net sales discussed above and a $0.6 million increase in vendor consideration.

SMB gross profit margin decreased to 10.9% in Q4 2010 compared to 11.6% in Q4 2009 primarily due to a 67 basis point decrease in vendor consideration as a percentage of net sales.

SMB operating profit in Q4 2010 increased by $3.9 million, or 66%, to $9.8 million compared to $5.9 million in Q4 2009. The increase in SMB operating profit in Q4 2010 was primarily due to the increase in SMB gross profit discussed above, partially offset by a $1.1 million increase in SMB personnel costs. This increase in SMB personnel costs in Q4 2010 was primarily due to an increase in variable compensation expenses due to the increased SMB gross profit discussed above and our continuing investment in the growth of our Chicago office.

MME

Q4 2010 net sales for our MME segment were $138.0 million compared to $107.7 million in Q4 2009, an increase of $30.3 million, or 28%. This increase was primarily due to increased account executive productivity and increased IT spending by customers in the mid-market and enterprise sector in Q4 2010. Product revenues increased by 32% in Q4 2010 compared to Q4 2009 while service revenues increased by 11% in Q4 2010 compared to Q4 2009. Service revenues represented 16% of MME net sales in Q4 2010 compared to 19% of sales in Q4 2009. The service revenue increase was primarily due to the inclusion of service revenues of NSPI, which we acquired in June 2010, as well as a 29% increase in service sales performed under our Abreon brand, which is primarily focused on change management and eLearning consulting. These increases in service revenues were partially offset by a 13% decrease in MME’s Sarcom branded professional and managed services in Q4 2010 compared to Q4 2009 which was the result of certain large service engagements in Q4 2009 that did not reoccur in Q4 2010.

MME gross profit increased by $3.9 million, or 24%, to $20.3 million in Q4 2010 compared to $16.4 million in Q4 2009, and MME gross profit margin decreased to 14.7% in Q4 2010 compared to 15.2% in Q4 2009. The increase in MME gross profit was primarily due to the increased MME net sales discussed above. The decrease in MME gross profit margin was primarily due to a change in overall sales mix, as hardware sales grew more rapidly than service sales.

MME operating profit in Q4 2010 increased by $2.4 million, or 55%, to $6.7 million compared to $4.3 million in Q4 2009. The increase was primarily due to the increase in MME gross profit discussed above, partially offset by a $0.9 million increase in MME personnel costs and a $0.2 million increase in depreciation and amortization expenses primarily relating to the acquisition of NSPI. The increase in MME personnel costs was due in part to an increase in variable compensation costs related to the increased gross profit discussed above and the acquisition of NSPI.

Public Sector

Q4 2010 net sales for our Public Sector segment were $48.7 million compared to $53.1 million in Q4 2009, a decrease of $4.4 million, or 8%. This decrease in Public Sector net sales was due to a 15% decrease in our federal government business resulting from a 59% reduction in sales of Sun Microsystems solutions, which we believe is substantially related to the acquisition of Sun by Oracle in January 2010 and resulting vendor program changes made in Q2 2010 in connection with Sun solutions. Sales in our federal government business excluding sales of Sun Microsystems solutions increased 56% in Q4 2010 over the same period in the prior year. Net sales in our state and local government and educational institution business increased 8%, driven by stronger demand and our aggressive public sector market share growth strategy.

Public Sector gross profit decreased by $1.4 million, or 27%, to $3.8 million in Q4 2010 compared to $5.2 million in Q4 2009. Public Sector gross profit margin decreased to 7.8% in Q4 2010 compared to 9.7% in Q4 2009. The decrease in Public Sector gross profit and gross profit margin was primarily due to the impact of the Sun changes mentioned above. Gross profit margin also reflects the effects of our previously stated market share growth strategy in the Public Sector business, specifically on the Windows platform in order to broaden our sales mix. We expect that future sales of Sun Microsystems solutions will be made at lower margins than we had historically experienced prior to the changes made by Oracle.

Public Sector operating profit decreased by $1.3 million, or 70%, to $0.5 million in Q4 2010 compared to $1.8 million in Q4 2009. The decrease in Public Sector operating profit was primarily due to the decrease in Public Sector gross profit discussed above and a $0.2 million decrease in personnel costs. This decrease in personnel costs was primarily due to a decrease in variable compensation costs on lower gross profit discussed above, partially offset by a $0.2 million increase in personnel costs related to our investment in Public Sector’s Health Dynamix division.

MacMall

Q4 2010 net sales for our MacMall segment were $76.7 million compared to $67.3 million in Q4 2009, an increase of $9.4 million, or 14%. This increase was primarily due to significant seasonal sales of iPads during Q4 2010, partially offset by our efforts to focus on higher profit customer segments such as small businesses, creative professionals and high-end consumers. Sales generated through the Onsale brand in Q4 2010 increased 54% to $7.1 million.

MacMall gross profit increased by $1.5 million, or 23%, to $7.7 million in Q4 2010 compared to $6.2 million in Q4 2009. MacMall gross profit margin increased to 10.0% in Q4 2010 compared to 9.3% in Q4 2009. The increase in MacMall gross profit was primarily due to the increased MacMall net sales discussed above. The increase in gross profit margin was primarily due to our focus on increasing sales to higher margin customer segments, as well as a 38 basis point increase in vendor consideration as a percentage of net sales.

MacMall operating profit increased by $1.9 million to $2.3 million in Q4 2010 compared to $0.4 million in Q4 2009. This increase in MacMall operating profit was primarily due to the increase in MacMall gross profit discussed above and a $0.9 million decrease in advertising expenditures, partially offset by a $0.5 million increase in personnel costs. The increase in personnel costs were primarily due to an increase in sales executives supporting our small business initiative relating to our aforementioned strategy shift and an increase in variable compensation costs related to the increase in MacMall gross profit discussed above.

Corporate & Other

Corporate & Other operating expenses includes corporate related expenses such as legal, accounting, information technology, product management and certain pre-sales, value-added support services and other administrative costs that are not otherwise included in our reportable operating segments. Q4 2010 Corporate & Other operating expenses increased by $0.8 million, or 7%, to $12.5 million from $11.7 million in Q4 2009. The increase in Q4 2010 was primarily related to an increase in personnel costs of $1.3 million resulting primarily from increased variable incentive compensation costs, partially offset by a $0.4 million decrease in legal expenses in Q4 2010.

Consolidated Balance Sheet

Accounts receivable at December 31, 2010 of $183.9 million increased by $22.5 million from December 31, 2009 primarily due to higher open account sales during Q4 2010 compared to Q4 2009. Our inventory of $63.6 million at December 31, 2010 represents a decrease of $5.0 million from December 31, 2009, reflecting sell-through of our Public Sector backlog that existed at prior year end, partially offset by increases in inventory supporting our MME segment. Accounts payable at December 31, 2010 of $124.9 million increased by $16.1 million from December 31, 2009. Outstanding borrowings under our line of credit decreased by $2.8 million to $50.3 million at December 31, 2010 compared to December 31, 2009.

In December 2010, we entered into a Second Amended and Restated Loan and Security Agreement which provides us with a maximum credit limit of $160 million, subject to borrowing base and availability reserves. The maximum credit amount may be increased to a total of $180 million in certain circumstances.

Selected Segment Information

Selected information for our reportable operating segments and a reconciliation of non-GAAP operating profit to operating profit are as follows (in thousands, except headcount data):

	Three Months Ended December 31, 2010			Three Months Ended December 31, 2009
	Net Sales	Gross Profit	Operating Profit	Net Sales	Gross Profit	Operating Profit
SMB	$162,129	$17,698	$9,759	$108,911	$12,668	$5,883
MME	138,002	20,261	6,653	107,674	16,368	4,297
Public Sector	48,681	3,795	534	53,132	5,163	1,780
MacMall	76,705	7,690	2,316	67,269	6,241	409
Corporate & Other	(139)	27	(12,457)	14	60	(11,682)
Total	$425,378	$49,471	$6,805	$337,000	$40,500	$687

	Twelve Months Ended December 31, 2010			Twelve Months Ended December 31, 2009
	Net Sales	Gross Profit	Operating Profit	Net Sales	Gross Profit	Operating Profit
SMB	$487,865	$60,324	$31,362	$368,846	$47,259	$23,048
MME	493,733	75,301	23,190	382,725	65,182	18,613
Public Sector	187,331	14,189	737	173,957	18,300	5,847
MacMall	199,534	21,404	5,329	212,531	22,095	3,191
Corporate & Other	(149)	77	(46,150)	2	180	(42,957)
Total	$1,368,314	$171,295	$14,468	$1,138,061	$153,016	$7,742

Average Account Executive	Three Months Ended December 31,
Headcount By Segment(1):	2010	2009
SMB	362	359
MME	113	110
Public Sector	97	83
MacMall	120	96
Total	692	648

(1)    Headcount numbers are calculated based on an average of all sales executives and trainees employed during the period.

Non-GAAP Measures

We are presenting earnings before interest, taxes, depreciation and amortization expenses (EBITDA), and non-GAAP operating profit margin, which are financial measures that are not determined in accordance with accounting principles generally accepted in the United States of America, or GAAP. Adjusted EBITDA eliminates the effect of non-recurring, special charges, if any, as well as non-cash stock-based compensation expense. Non-GAAP operating profit margin eliminates the effect of non-recurring, special charges, if any. In the quarter and year-to-date periods ending Q4 2010 and Q4 2009, adjusted EBITDA excludes only non-cash stock-based compensation expenses, as there were no reported non-recurring, special charges during those periods. Adjusted EBITDA should be used in conjunction with other GAAP financial measures and is not presented as an alternative measure of operating results, as determined in accordance with GAAP. We believe that adjusted EBITDA allows a more meaningful comparison of our operating performance trends to both management and investors that is more indicative of our consolidated operating results across reporting periods. Depreciation and amortization expenses primarily represent an allocation to current expense of the cost of historical capital expenditures and for acquired intangible assets resulting from prior business acquisitions. Stock-based compensation is governed by the compensation committee of our Board of Directors and results in a non-cash operating expense for stock option grants that were made in prior operating periods. Additionally, we are also presenting our income tax expense on a non-GAAP basis, which is a consolidated financial measure, excluding the impact of an international tax adjustment in Q4 2009 and YTD Q4 2009. We believe that the exclusion of the international tax adjustment, which is non-recurring year over year, from our results allows a more meaningful comparison of our operating performance trends to both management and investors that is more indicative of our consolidated operating results across reporting periods. We believe that such international tax adjustment is not part of our ordinary business. A reconciliation of the non-GAAP consolidated financial measures is included in a table below.

Conference Call

Management will hold a conference call, which will be webcast, on February 15, 2011 at 4:30 p.m. Eastern Time (1:30 p.m. Pacific Time) to discuss fourth quarter results. To listen to PC Mall management’s discussion of its fourth quarter results live, access www.pcmall.com/investor.

The archived webcast can be accessed at www.pcmall.com/investor under “Calendar of Events.” A replay of the conference call by phone will be available from 7:30 p.m. ET on February 15, 2011 until February 22, 2011 and can be accessed by calling: (888) 286-8010 and inputting pass code 11721610.

About PC Mall, Inc.

PC Mall, Inc., through its wholly-owned subsidiaries, is a leading value added direct marketer of technology products, services and solutions to small and medium sized businesses, mid-market and enterprise customers, government and educational institutions and individual consumers. Our brands include: PC Mall, PC Mall Gov, Sarcom, MacMall, Abreon, NSPI and OnSale. In the twelve months ended December 31, 2010, we generated $1.4 billion in revenue and have over 2,600 employees, over 65% of which are in sales or service positions. For more information please visit pcmall.com/investor or call (310) 354-5600.

Forward-looking Statements

This press release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements include statements regarding our expectations, hopes or intentions regarding the future, including, but not limited to expectations or statements relating to building on our success of attaining our goal in the fourth quarter of 2010 of a quarterly non-GAAP operating profit margin of between 1.5% and 2%, expectations related to the reoccurrence of certain promotional sales in our SMB segment and statements regarding our belief that our new larger credit facility significantly enhances our financial flexibility to support our overall strategic initiatives. Forward-looking statements involve certain risks and uncertainties, and actual results may differ materially from those discussed in any such statement. Factors that could cause our actual results to differ materially include without limitation the following: risks related to our IT infrastructure, uncertainties relating to the relationship between the number of our account executives and productivity; risks related to our ability to receive expected returns on strategic investments such as investments in new offices, decreased sales related to any of our segments, including but not limited to, potential decreases in sales resulting from the loss of or a reduction in purchases from significant customers; availability of key vendor incentives and other vendor assistance, increased competition, including, but not limited to, increased competition from direct sales by some of our largest vendors and increased pricing pressures which affect our pricing strategy in any given period; the effect of the our pricing strategy on our operating results; risks related to our ability to retain key personnel; risks and uncertainties relating to our ability to identify suitable acquisition targets, to complete acquisitions of identified targets (including the challenges and costs of closing the transaction), and our ability to integrate companies we may acquire and our ability to achieve synergies expected from such acquisitions (including our acquisition of NSPI); the impact of acquisitions on relationships with key customers and vendors; potential decreases in sales related to changes in our vendors products; risks of decreased sales related to the potential lack of availability of government funding applicable to our PC Mall Gov contracts; the impact of seasonality on our sales; availability of products from third party suppliers at reasonable prices; risks of business and other conditions in the Asia Pacific region and our limited experience operating in the Philippines, which could prevent us from realizing expected benefits from our Philippines operations; increased expenses, including, but not limited to, interest expense, foreign currency transaction gains/losses, and other expenses which may increase as a result of future inflationary pressures; our advertising, marketing and promotional efforts may be costly and may not achieve desired results; risks due to shifts in market demand or price erosion of owned inventory; risks related to foreign currency fluctuations; risks related to data security; litigation by or against us; and availability of financing, including availability under our existing credit lines. Additional factors that could cause our actual results to differ are discussed under the heading “Risk Factors” in Item 1A, Part II of our Form 10-Q for the quarterly period ended September 30, 2010, on file with the Securities and Exchange Commission, and in our other reports filed from time to time with the SEC. All forward-looking statements in this document are made as of the date hereof, based on information available to us as of the date hereof, and we assume no obligation to update any forward-looking statements.

###

-Financial Tables Follow-

PC MALL, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited, in thousands, except per share amounts)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2010	2009	2010	2009
Net sales	$425,378	$337,000	$1,368,314	$1,138,061
Cost of goods sold	375,907	296,500	1,197,019	985,045
Gross profit	49,471	40,500	171,295	153,016
Selling, general and administrative expenses	42,666	39,813	156,827	145,274
Operating profit	6,805	687	14,468	7,742
Interest expense, net	482	484	2,019	1,567
Income before income taxes	6,323	203	12,449	6,175
Income tax expense	2,406	120	4,876	2,818
Net income	$3,917	$83	$7,573	$3,357

Basic and Diluted Earnings Per Common Share
Basic	$0.32	$0.01	$0.62	$0.27
Diluted	0.32	0.01	0.61	0.26

Weighted average number of common shares outstanding:
Basic	12,137	12,362	12,220	12,373
Diluted	12,403	12,693	12,468	12,675

PC MALL, INC.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES TO CONSOLIDATED

OPERATING PROFIT, CONSOLIDATED NET INCOME AND DILUTED EARNINGS PER SHARE

 (unaudited, in thousands, except per share amounts)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2010	2009	2010	2009
Consolidated Operating Profit
Operating profit	$6,805	$687	$14,468	$7,742
Depreciation expense	1,654	1,202	6,299	4,111
Amortization expense	504	377	1,858	1,486
EBITDA	8,963	2,266	22,625	13,339
Stock-based compensation	590	461	2,365	1,684
Adjusted EBITDA	$9,553	$2,727	$24,990	$15,023

Consolidated Net Income
Consolidated net income	$3,917	$83	$7,573	$3,357
Non-GAAP adjustment:
Income tax adjustment (a)	—	79	—	347
Non-GAAP consolidated net income	$3,917	$162	$7,573	$3,704

Diluted Earnings Per Share:
GAAP diluted EPS	$0.32	$0.01	$0.61	$0.26
Non-GAAP diluted EPS	0.32	0.01	0.61	0.29

Diluted weighted average number of common shares outstanding	12,403	12,693	12,468	12,675

(a)     Relates to an income tax adjustment related to a dividend from an international subsidiary.

PC MALL, INC.

CONSOLIDATED BALANCE SHEETS

(unaudited, in thousands, except per share amounts and share data)

	December 31, 2010	December 31, 2009
ASSETS
Current assets:
Cash and cash equivalents	$10,711	$9,215
Accounts receivable, net of allowances of $1,802 and $2,740	183,944	161,468
Inventories, net	63,583	68,564
Prepaid expenses and other current assets	10,022	9,290
Deferred income taxes	3,798	3,297
Total current assets	272,058	251,834
Property and equipment, net	21,851	17,091
Deferred income taxes	604	1,538
Goodwill	25,510	19,291
Intangible assets, net	11,749	10,354
Other assets	2,319	1,068
Total assets	$334,091	$301,176

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$124,851	$108,773
Accrued expenses and other current liabilities	31,279	25,148
Deferred revenue	12,206	9,714
Line of credit	50,301	53,127
Notes payable — current	783	1,038
Total current liabilities	219,420	197,800
Notes payable and other long-term liabilities	4,607	5,621
Deferred income taxes	2,771	—
Total liabilities	226,798	203,421
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $0.001 par value; 5,000,000 shares authorized; none issued and outstanding	—	—
Common stock, $0.001 par value; 30,000,000 shares authorized; 14,089,672 and 14,031,740 shares issued; and 12,148,500 and 12,290,652 shares outstanding, respectively	14	14
Additional paid-in capital	104,894	102,361
Treasury stock, at cost: 1,941,172 and 1,741,088 shares, respectively	(7,176)	(6,254)
Accumulated other comprehensive income	2,465	2,111
Accumulated earnings (deficit)	7,096	(477)
Total stockholders’ equity	107,293	97,755
Total liabilities and stockholders’ equity	$334,091	$301,176

PC MALL, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(unaudited, in thousands)

	Twelve Months Ended December 31,
	2010	2009
Cash Flows From Operating Activities
Net income	$7,573	$3,357
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	8,157	5,597
Provision for deferred income taxes	3,391	4,273
Net tax benefit related to stock option exercises	96	309
Excess tax benefit related to stock option exercises	(31)	(289)
Non-cash stock-based compensation	2,365	1,684
Loss on sale of fixed assets	14	22
Change in operating assets and liabilities:
Accounts receivable	(21,516)	(12,921)
Inventories	4,981	(719)
Prepaid expenses and other current assets	(561)	(1,942)
Other assets	324	(24)
Accounts payable	19,352	(779)
Accrued expenses and other current liabilities	2,287	(2,672)
Deferred revenue	1,908	(4,858)
Total adjustments	20,767	(12,319)
Net cash provided by operating activities	28,340	(8,962)
Cash Flows From Investing Activities
Acquisition of NSPI, net of cash acquired	(8,788)	—
Purchases of property and equipment	(8,019)	(8,240)
Acquisition of DSW	—	(1,020)
Proceeds from sale of fixed assets	19	—
Net cash used in investing activities	(16,788)	(9,260)
Cash Flows From Financing Activities
Repayments under notes payable	(1,143)	(1,004)
Net (payments) borrowings under line of credit	(4,236)	24,117
Change in book overdraft	(3,454)	(1,117)
Payments for deferred financing costs	(104)	—
Payments of obligations under capital lease	(483)	(450)
Proceeds from stock issued under stock option plans	72	636
Excess tax benefit related to stock option exercises	31	289
Common shares repurchased and held in treasury	(922)	(2,631)
Net cash (used in) provided by financing activities	(10,239)	19,840
Effect of foreign currency on cash flow	183	849
Net change in cash and cash equivalents	1,496	2,467
Cash and cash equivalents at beginning of the period	9,215	6,748
Cash and cash equivalents at end of the period	$10,711	$9,215
Supplemental Cash Flow Information
Interest paid	$1,829	$1,516
Income taxes paid	1,558	2,446
Supplemental Non-Cash Investing and Financing Activities
Deferred financing costs	$1,410	$—
Purchase of infrastructure system	—	1,105
NSPI and DSW acquisitions related:
Fair value of assets, net of cash, acquired	$13,472	$1,510
Net cash paid	(8,788)	(1,020)
Liabilities assumed	$4,684	$490